 EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-65937, 333-65949, and 333-21617 each on Form S-8 of our report dated March 31, 2011, relating to the financial statements and financial statement schedule of Providence and Worcester Railroad Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement described in Note 2 to the financial statements), appearing in this Annual Report on Form 10-K of Providence and Worcester Railroad Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
March 31, 2011